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                                                                 Exhibit 10(xxx)

                         AMERICAN GREETINGS CORPORATION
                             STOCK OPTION AGREEMENT
                   1997 EQUITY AND PERFORMANCE INCENTIVE PLAN

Cleveland, Ohio



              WHEREAS, the Associate identified on the attached form, (the "Optionee") is an employee of American Greetings Corporation or one of its subsidiaries (the "Company"); and

              WHEREAS, the Company is authorized under the attached 1997 Equity and Performance Incentive Plan ("Plan") to grant stock options to certain employees including the optionee;

              NOW, THEREFORE, in consideration of their mutual promises herein, the Company and the Optionee agree as follows:

              Subject to the terms and conditions set forth in the Plan:

     (1) The Company hereby grants to the Optionee options ("Options") to purchase the Class of Common Shares, par value $1 per Share ("Shares"), of the Company in the amount and at the price indicated on the attached form, the option price being the market price of the Company's Class A Common Shares quoted by the New York Stock Exchange ("NYSE") on the day on which these Options are granted, and agrees to cause certificates for any Shares purchased hereunder (or other evidence of share ownership selected by the Company) to be delivered to the Optionee upon receipt of the purchase price either (i) in cash or check;
(ii) in whole or in part, Class A and/or Class B Common Shares of the Company valued (in the case of both Class A and/or Class B Common Shares) at the time of exercise at least equal to the option price; (iii) by surrender of any other award or grant under the Plan valued at the time of exercise at least equal to the option price; or (iv) a combination of such payment methods.

     (2) The Options shall become exercisable, from time to time, in whole or in part, according to the attached schedule, as long as the Optionee remains employed with the Company. Once the Options have become exercisable, all or any part of the Options shall be exercisable during the balance of the option period; provided, however, if the Optionee shall die, become permanently disabled or incompetent, or has ten (10) or more years of continuous service with the Company and shall terminate employment at age 65 (and on such other grounds as the Compensation Committee of the Board may hereafter determine in its sole discretion), all Options represented by this Stock Option Agreement that have not vested shall become immediately exercisable in full.

     (3) The Options shall terminate on the earliest of the following dates:

         (a)  Ten years from the date on which they were granted; or
         (b) Nine months from the date of permanent disability or incompetence of the Optionee if the same was the cause of, or occurred within three months after, termination of the Optionee's employment with the Company; or

         (c) Three months from the date of termination of employment in all other cases.

     In the event the Compensation Committee determines that the Optionee has intentionally committed an act materially inimical to the interests of the Company, this Stock Option Agreement shall terminate at the date of such act, notwithstanding any other provision hereof. Nothing in this Section (3) shall be construed to modify or enlarge the rights of the Optionee as set forth in Section (2) hereof. Nothing contained in this Stock Option Agreement shall limit whatever right the Company might otherwise have to terminate the employment of the Optionee and the terms hereof shall not be affected in any manner by any employment or other agreement between the Optionee and the Company.

     (4) Persons receiving Options by will or by the laws of descent and distribution may exercise the Options upon the terms provided for in the Plan and this Stock Option Agreement.

     (5) The Options shall not be exercisable if at the time of exercise such exercise would require registration of the Class A or Class B Common Shares or other securities to be purchased hereunder under the Securities Act of 1933, as amended, or under any similar federal securities law then in effect and such registration shall not then be effective. The Company shall register the Class A or Class B Common Shares or other securities covered by this Stock Option Agreement under any such law if such registration shall be necessary to the exercise of the Options and the Compensation Committee in its sole discretion determines that such registration would not result in undue expense, hardship to the Company and that such registration is desirable to effect the purposes for which the Options are granted.

     (6) The Options may be exercised by the Optionee by (a) delivering to the Company (Attention of the Director - Retirement & Payroll or successor to such job title) written notice of the number and class of Shares with respect to which the Options are being exercised, and (b) in those cases where the Optionee does not intend to immediately sell the Shares covered by the Options, paying the purchase price of the Shares being acquired plus any required withholdings. The Optionee shall have no rights as a shareholder with respect to any Shares covered by the Options evidenced by this Stock Option Agreement until such time that the Option is exercised and the Optionee pays the full purchase price for the underlying Shares. In those cases where the Optionee intends to immediately sell Shares covered by the Options, after notifying the Company of his or her intention to sell, the Optionee will receive the amount by which the sale price exceeds the grant price for such shares, after deducting applicable taxes and brokerage fees, but not interest that might otherwise be paid on an advance of moneys to the Optionee between the exercise and settlement dates. The sale price for both Class A and Class B Common Shares shall be the price of Class A Common Shares as quoted by NYSE as of the close of business on the date of exercise.

     (7) Upon the exercise of Options or Reload Options (as defined below) through the delivery of any class of the Company's Common Shares or other grants or awards under paragraph 4.(d) of the Plan held by an Optionee for at least six months, an Optionee who is in the active employ of the Company shall receive replacement Options equal in number to the number of Common Shares and/or other grants or awards surrendered in order to exercise the Options and on the same terms as the Options or Reload Options surrendered, except that Reload Options shall not be exercisable more than ten (10) years from the date of grant of the initial Options ("Reload Options"). The Reload Options themselves may not be reloaded, and may not be exercised after the date on which the Options in respect of which such Reload Options were granted, expire, are canceled or terminate.

     (8) If any provision of this Stock Option Agreement conflicts with any provision in the 1997 Equity and Performance Incentive Plan, the provisions of the 1997 Equity and Performance Incentive Plan shall govern.

AMERICAN GREETINGS CORPORATION